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                                                                    EXHIBIT 12.1

                          EDISON MISSION HOLDINGS CO.

             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED          MARCH 31,
                                                              DECEMBER 31,    -------------------
                                                                  1999          2000       1999
                                                              -------------   --------   --------
                                                                        (IN THOUSANDS)
EARNINGS:
Income before taxes and extraordinary item..................    $ 53,735      $ 9,534     $ (810)
Adjustments:
  Fixed charges, as below...................................      55,433       20,370      2,076
  Interest capitalized......................................      (1,779)      (1,480)        --
                                                                --------      -------     ------
Earnings as adjusted........................................    $107,389      $28,424     $1,266
                                                                ========      =======     ======

FIXED CHARGES:
Interest on indebtedness (expense and capitalized)..........    $ 55,433      $20,370     $2,076
                                                                ========      =======     ======
Ratio of Earnings to Fixed Charges..........................        1.94         1.40       0.61
                                                                ========      =======     ======
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